As filed with the Securities and Exchange Commission on April 17, 2002
                  Registration No. 333-________
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                     ______________________

                            FORM S-8
                              under
                   THE SECURITIES ACT OF 1933
                           BICO, INC.
     (Exact name of registrant as specified in its charter)

 Pennsylvania                    2890                        25-1229323
(State or other jurisdiction   (Primary Standard Industrial (I.R.S. Employer
  of incorporation or          Classification  Code  Number) Identification
   organization)                                                 Number)

                2275 Swallow Hill Road, Bldg. 2500
           Pittsburgh, Pennsylvania 15220 (412) 429-0673
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)


                  2001 Equity Compensation Plan
                      Consulting Agreement
                      (full title of plan)

             Fred E. Cooper, Chief Executive Officer
                           BICO, Inc.
 2275 Swallow Hill Road, Building 2500, Pittsburgh, Pennsylvania 15220
                         (412) 429-0673
    (Name, address, including zip code, and telephone number,
           including area code, of agent for service)
           ___________________________________________
                            Copy to:
                    Sweeney & Associates P.C.
        7300 Penn Avenue, Pittsburgh, Pennsylvania 15208
                         (412) 731-1000


                           Proposed       Proposed
 Title of    Amount to      maximum       Maximum      Amount of
securities       be        offering      aggregate    registration
   to be     registered    price per      offering        fee
registered                 share (1)       price

  Common     110,000,000     $.013       $1,430,000     $131.56
   Stock         (2)

(1) Calculated in accordance with Rule 457 of the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices of common stock on the Electronic Bulletin Board on April 15, 2002.
(2)  Registered pursuant to a Consulting Agreement


PROSPECTUS

                           BICO, Inc.

               110,000,000 Shares of Common Stock

     This prospectus forms a part of a registration statement that registers an aggregate of 110 million shares of BICO common stock. Those shares will be issued in connection with a consulting agreement, which is an exhibit.

     When we issue the stock, the recipients may sell all or a portion of the stock from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices. We will not receive any proceeds from sales by the selling stockholders.

     Our common stock trades on the electronic bulletin board under the trading symbol "BIKO".

     OUR BUSINESS INVOLVES SIGNIFICANT RISKS.  YOU NEED TO REVIEW
THESE RISKS BEFORE YOU CONSIDER BUYING OUR COMMON STOCK.  THESE
RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON
PAGE 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. If anyone tells you otherwise, it's a criminal offense.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     THE INFORMATION IN THIS PROSPECTUS ISN'T COMPLETE. IT MIGHT CHANGE. WE'RE NOT ALLOWED TO SELL THE COMMON STOCK OFFERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT WE HAVE FILED WITH THE SEC BECOMES EFFECTIVE. THIS PROSPECTUS ISN'T AN OFFER TO SELL OUR COMMON STOCK, AND WE ARE NOT SOLICITING OFFERS TO BUY OUR COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT ALLOWED.

          The date of this prospectus is April 17, 2002

               WHERE YOU CAN FIND MORE INFORMATION

     The securities laws require us to file reports and other
information.   All of our reports can be reviewed at the SEC's
web site, at www.sec.gov through the SEC's EDGAR database.   You
can also review and copy any report we file with the SEC at the SEC's Public Reference Room, which is located at 450 Fifth Street, N.W., Washington, D.C., or at the SEC's regional offices, including the ones located at 601 Walnut Street, Curtis Center, Suite 1005E, Philadelphia, PA 19106-3432; and 75 Park Place, New York, NY. You can also order copies for a fee from the SEC's Public Reference section, at 450 Fifth Street, N.W. Washington,
D.C. 20549.   Our stock trades on the electronic bulletin board.

     This prospectus omits certain information that is contained either in the full registration statement, including exhibits, on Form S-8, or in the reports we file with the SEC. Our most recent financial statements and other information regarding our operations can be found in the reports listed below, and you should review those reports along with this prospectus.

           OTHER IMPORTANT DOCUMENTS YOU SHOULD REVIEW

     Our latest financial statements, as well as other important information, are contained in the following documents, all of
which are incorporated by reference to this prospectus.    The
SEC allows us to disclose important information to you by referring to other documents. We are also permitted to include the following reports, which have been filed with the SEC, as well as the reports we file with the SEC in the future, as part of this prospectus, without copying the reports into the
prospectus.  This is known as incorporation by reference.    The
following documents are incorporated by reference:

     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
     (b)  Our Form 8-K filed April 4, 2002.
     (c)  Our Form 8-K filed April 9, 2002.

     As long as this prospectus remains effective, all of our subsequent filings with the SEC will also be incorporated by reference.

     We will send you a copy of these documents if you ask for them. If you want to receive copies, please contact our Shareholder Relations department at: Shareholder Relations Department, BICO, Inc., 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220, by telephone at 412-429-0673 or by fax at 412-279-1367.

                          RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED IN THIS SECTION BEFORE MAKING THE DECISION TO INVEST IN OUR STOCK. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY CONSIDER IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US. AN INVESTMENT IN OUR STOCK IS A HIGH RISK INVESTMENT, AND YOU SHOULD BE PREPARED TO SUFFER A LOSS OF YOUR ENTIRE INVESTMENT.

     THIS PROSPECTUS ALSO CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

                  RISKS RELATED TO OUR BUSINESS

     WE HAVE A HISTORY OF LOSSES, WE EXPECT THAT LOSSES WILL CONTINUE TO INCREASE FOR THE FORSEEABLE FUTURE - AT LEAST THE NEXT SEVERAL YEARS - AND OUR INDEPENDENT ACCOUNTANTS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     We have lost money in every period since we started our current research and development projects - we had an accumulated deficit of $254.7 million as of December 31, 2001 and $223.7 million as of December 31, 2000. We plan to invest heavily to continue to develop our environmental and biomedical products and to continue manufacturing and marketing of those products. We've also made investments in other companies because we thought they would help us generate revenue - so far none have produced revenue except for INTCO, which is part of our Petrol Rem
operations.    As a result, we expect to continue to lose money
for the foreseeable future - at least for the next several years
- and we expect that the losses will continue to increase. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. We have received a report from our independent accountants containing an explanatory paragraph stating that our historical losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.


     WE HAVE A LIMITED OPERATING HISTORY, NO SIGNIFICANT REVENUES
     AND LIMITED EXPERIENCE IN MARKETING THAT MAKES AN EVALUATION
     OF OUR BUSINESS DIFFICULT.

     Although we have been in business for years, we have
never generated any material revenue. Our revenues have increased during 2001 - by $4 million over our 2000 revenues -
but not enough to make any significant difference.   The majority
of our activities have been related to the research and development of products. Our current management team has limited experience in manufacturing and marketing biomedical and environmental products. Therefore, our historical financial information is of limited value in evaluating our future operating results.

     Our target markets - the environmental and health care markets - change rapidly, and we may not have the experience necessary to successfully market our products.

     WE  MAY NEED ADDITIONAL CAPITAL IN THE FUTURE TO SUPPORT OUR
     OPERATIONS  AND  THAT  ADDITIONAL  FINANCING  MAY   NOT   BE
     AVAILABLE TO US.

     We won't receive any money if you buy the stock offered in this prospectus - we are registering the stock for our consultants, and they will get the money if you buy this stock. Because we don't generate enough money from selling our products or manufacturing products for other companies, we will need to sell more securities - either convertible securities like the preferred stock we discuss in this prospectus, or regular common
stock - in order to continue our business.    Even if we can sell
stock, and we can't assure you that we'll be successful, it may not be enough to fund our operations until - and unless - we become profitable. We cannot quantify the specific amounts we will need, since the research and development process is subject to continuous change. We will need to raise more capital to fund our operations and our research and development projects, and we may not be able to find financing when we need it. If that happens, we will not be able to continue operations long enough to bring our products to market, or to market them long enough to become profitable, and we will have to close some, or all, of our projects. Every time we raise money by selling our securities it causes our existing investors to experience additional dilution.


     WE CANNOT BE SURE HOW LONG IT WILL TAKE TO BRING OUR PRODUCTS TO MARKET OR WHETHER THEY WILL EVER BECOME PROFITABLE. WE HAVE ALREADY INVESTED OVER $45 MILLION ON PROJECTS, OTHER THAN OUR NONINVASIVE GLUCOSE SENSOR, THAT STILL HAVEN'T GENERATED ANY REVENUE.

     Our biomedical products, specifically the hyperthermia treatment device and the noninvasive glucose sensor, are new
products that are not established in any market.    Our
hyperthermia treatment device is being used in over a dozen health care institutions, and we hope that we will be able to convince more institutions to use our device and buy the disposables that go with it. Although we have started to market the sensor in Europe, our revenues to date have been minimal - only about $35,000. We cannot market the sensor in the U.S. until we receive FDA approval - and we don't know how much longer that will take. Even when we are able to manufacture and sell these devices, we don't know how long it will be before they become profitable.

     So far, we have already invested over $45 million in various projects, other than our noninvasive glucose sensor, including the ViaCirq hyperthermia project, the Petrol Rem environmental products, the American Inter-Metallics propellant enhancement project, a metal-coating project and the Rapid HIV test project-and we still don't have any material revenues from any of those
projects.   The only real revenue we generated at all has been
from the Petrol Rem products. Although Petrol Rem had gross revenues of about $3.4 million in 2001, those Petrol Rem revenues were primarily from INTCO - a subsidiary we acquired at the end of 2000 for a total investment of approximately $1.25 million.
We borrowed money from INTCO's minority shareholder during the 4th quarter of 2001, and that loan is secured by our stock in INTCO. If we cannot repay the $500,000 loan when it's due in April and June 2002, we could lose our INTCO stock.

     WE FACE SERIOUS COMPETITION, AND WE MAY NOT BE ABLE TO
     COMPETE EFFECTIVELY.  IF SOMEONE ELSE DEVELOPS A BETTER
     PRODUCT BEFORE WE DO, WE WON'T BE ABLE TO SELL OUR PRODUCTS
     OR MAKE ANY MONEY.

     The medical device industry and the environmental industry are very competitive. Other companies are developing technologies and devices that will compete with ours. These other companies may be further along in their research and development may be better capitalized, have more sophisticated equipment and expertise and various other competitive advantages compared to us. These other companies may be able to bring their products to market before we are able to enter the market, which would have a serious negative impact on our ability to succeed.

     We believe our environmental products are unique in the way they bioremediate oil spills, but they do compete against existing oil spill clean up products. Large, well-established and well-funded companies own oil clean-up equipment and they use products other than ours. In order to compete effectively with those existing companies, we will need to convince them that our product is better for the environment and cost-effective for them. So far, we have only made a little progress in that direction; if we cannot ultimately convince them to use our products, we will not be successful.

     Our hyperthermia device is a new technology, which will compete against other, well-established forms of cancer treatment. If we cannot convince the medical community that our product offers superior alternatives, we will not succeed with that device. Many of the large biomedical companies are funding research into noninvasive glucose measurement, and one of them might beat us to the market. Our sensor will also compete against existing finger-prick technology, which is already well established. If we cannot convince diabetics that our device is superior, we will not be able to sell our sensor.


     OUR PRODUCTS ARE THE TYPE THAT CAN BECOME OBSOLETE, AND NO
     LONGER COMPETITIVE.  IF THEY BECOME OBSOLETE, WE CAN'T SELL
     THEM.

     Both the medical device and environmental industries are subject to rapid technological innovation and change. Although we are not currently aware of any new product or technology that would make our products obsolete, it is always possible. Future technological developments could make our products significantly less competitive or even no longer marketable.

     OUR PATENTS ARE IMPORTANT TO US - IF OUR PATENTS ARE
     CHALLENGED OR INFRINGED UPON, WE MIGHT NOT BE ABLE TO AFFORD
     TO FIGHT FOR THEM.  IF WE CAN'T PROTECT OUR PATENTS, WE
     WON'T BE ABLE TO SELL OUR PRODUCTS SUCCESSFULLY.

     We hold patents on many of our products, as well as trademarks on the names of our products and procedures. We try to file patent applications when we believe they are necessary, both in the U.S. and in foreign countries where we seek to do business. However, we cannot assure you that future patents will be granted, or that our existing patents will not be challenged or circumvented by a competitor. If any of our critical patents are challenged, or if someone accuses us of infringing upon their patents, it would be expensive and time-consuming to defend those charges, and our projects could be delayed. Similarly, if someone else infringes upon one of our patents, it would be expensive and distracting for us to challenge them.

     If our patents are challenged or infringed upon, we might not be able to enter the market without a long legal battle to determine which patent has priority. This type of delay and expense would hurt our ability to successfully market our products.

     WE ARE DEPENDENT UPON HEALTH INSURANCE REIMBURSEMENT FOR OUR
     BIOMEDICAL DEVICES, AND WE MAY NOT BE ABLE TO OBTAIN THAT
     REIMBURSEMENT.

     Our biomedical products are subject to the reimbursement policies of insurance companies and Medicare. The doctors and patients who want to use our devices will not be able to pay for them without reimbursement from their health insurance providers. If we are not able to convince those insurance providers that our devices are eligible for reimbursement, we will not succeed.

     WE  HAVE ACQUIRED COMPANIES THAT ARE NOT PROFITABLE OR WORTH
     WHAT WE ORIGINALLY ESTIMATED.

     Our officers and directors have discretion in how to spend the money we raise. One of the ways they have used part of the money is to acquire interests in other companies. So far, none of our investments in other companies have helped generate revenue, except for INTCO. We have also acquired companies that do not generate revenue, even though we project that they will. In the past, we have invested in companies that are not worth what we paid for them, and we have lost our investment.

     For example, we purchased a majority interest in a metal-coating company in 1998 - because it did not perform the way we expected, we had to write-off our entire investment, including a $4.4 million write down in 1999. You should carefully review our financial statements for more detailed information on the
investment and the write-downs.   We cannot guarantee that we
will not make the same mistake in the future.


     WE MAY BE DISTRACTED OR SUFFER LOSSES DUE TO LEGAL
PROCEEDINGS.

     We are involved in several legal proceedings. Although we cannot project how they will be resolved, you should know that we might suffer losses depending upon the outcome. Both the Pennsylvania Securities Commission and the U.S. Attorneys' office are investigating us, and we have provided them with the information they requested. We don't know how much longer these investigations will last, and we don't know how they will be resolved. If either one of these investigations results in findings that we, or someone we're responsible for, violated the law, we could suffer significant monetary damages, harm to our reputation, or the loss of the services of key employees. We don't know what those damages might be, but they could include fines or restrictions on how we are allowed to do business in the future.

     These legal proceedings cost us money, mostly in legal fees, that we could be using for our projects. Even if we don't have to pay any money or suffer any other damages as a direct result of these proceedings, you should be aware that we might be distracted from our other responsibilities while we deal with these legal matters, and that distraction could also hurt us.
We settled our class action lawsuit for a total of $3.675 million. We have paid all but $375,000 of that settlement.

     WHEN  WE  SELL  STOCK  OR  CONVERTIBLE  SECURITES  LIKE  OUR
     DEBENTURES  OR  PREFERRED  STOCK, IT  DILUTES  OUR  EXISTING
     STOCKHOLDERS.  WE HAVE ALREADY SUFFERED SIGNIFICANT DILUTION
     AND WE KNOW THAT IT WILL CONTINUE.

     Each time we sell and issue stock, it dilutes the holdings of our existing stockholders. Since 1989, and through December 2001, we, along with Diasense, have raised over $183 million in
private and public offerings.   We have already issued almost 2.5
billion shares of stock and we plan to issue more, since that's the only way we can survive until - and if - our product sales can support our operations. Dilution occurs when more shares are issued to own the same company - it means that when we issue more stock, our previous stockholders own a smaller piece of our company than they did before the new shares were issued. When we sell stock, or we sell convertible securities like preferred stock or debentures, we have to issue more shares of stock upon the sale or the conversion. We plan to raise more money by selling more stock. You should know that your ownership in our company will continue to be diluted - significantly - each time we sell and issue more stock.

     For example, this chart shows the money we've raised by selling stock and other securities, like debentures, during the last three years, along with the total number of shares outstanding at the end of each year:

        YEAR    FUNDS            NUMBER OF SHARES
                RAISED             OUTSTANDING
                                   AT YEAR END

        1999  $30.7 million        956,100,496

        2000  $29.9 million      1,383,714,167

        2001  $23.8 million      2,450,631,119


     You can see that, as we raise more money, the total number of our shares outstanding increases dramatically. As long as we continue to raise money by selling stock - and that is our intention - this dilution will continue.

     WE WILL PROBABLY NEED TO AUTHORIZE MORE STOCK, AND THAT WILL
     CAUSE MORE DILUTION.

     Our stock has been recently trading at prices around $.014 per share. If our stock price does not increase, and we have no way of knowing whether it will, we will need to authorize more stock so we can sell it to raise money. Taking these steps - having a meeting to ask for more shares, and filing a new registration statement - will take time, and will delay our access to additional funds. If our shareholders don't approve the additional stock, and we can't find other ways to raise money, we may not be able to continue to operate.

     BECAUSE  WE  HAVE SOLD CONVERTIBLE DEBENTURES AND  PREFERRED
     STOCK, IT COULD HAVE A NEGATIVE IMPACT ON OUR STOCK PRICE.

     One way we raise money is by selling convertible securities, like convertible debentures or convertible preferred stock. Our convertible securities have no minimum conversion price, so if our stock price is low when they are converted, we have to issue
more stock than if our stock price was higher.   Sometimes, our
stock price is rising, so that when the securities are converted, the market price is higher than when we sold the securities - but if our stock price falls, the conversion price is lower than the stock price when we sold the securities.

     Our Series G, H and J preferred stock have minimum holding periods from 30 to 75 days, and are convertible into our common stock at discounts to our market price of 20% to 24%.

     The following table shows the total amount of our $5,265,000 Series G preferred stock, which is convertible at a 24% discount, and our $1 million Series H and $375,000 Series J preferred stock, both of which are convertible at a 20% discount, plus examples of how many shares of stock we'd have to issue upon conversion depending on the discount and our stock's market price.


                  Discount  5-day    Conversion    Number of
        Amount       to      Avg.                   Shares
                   Market   Market      Price     Issued Upon
                   Price     Price                 Conversion

      $1,375,000    20%      $.05       $.04       34,375,000
      $1,375,000    20%      $.01       $.008     171,875,000
      $5,265,000    24%      $.05       $.038     138,552,631
      $5,265,000    24%      $.01       $.007     752,142,857

     You should know that the lower our stock price, the more shares we have to issue to raise money, and the more shares we have to issue, the more diluted your ownership will become.

     This prospectus also includes common stock to cover conversions of our Series I preferred stock. The Series I preferred stock is convertible into common stock based on a 5-day
average market price with no discount.   The following table
shows the total amount of our $2 million Series I preferred stock and examples of how many shares of stock we'd have to issue depending on our stock's market price.

                     5-day   Conversion      Number of
        Amount        Avg.                    Shares
                     Market    Price        Issued Upon
                     Price                   Conversion

      $2,000,000     $.05      $.05          40,000,000
      $2,000,000     $.01      $.01         200,000,000

     Our Series K convertible preferred stock is convertible into our common stock at a 10% discount to an average market price of our common stock over the previous 22 days. Our Series K preferred will be issued in various amounts up to approximately $3 million per month. The following table shows examples of the number of shares we'd have to issue based on dollar amounts of $1 million to $3 million at different average market prices.

                  Discount  22-day  Conversion     Number of
        Amount       to       Avg.                  Shares
                   Market    Market   Price       Issued Upon
                   Price     Price                 Conversion

      $1,000,000    10%       $.05    $.045        22,222,222
      $1,000,000    10%       $.01    $.009       111,111,111
      $2,000,000    10%       $.05    $.045        44,444,444
      $2,000,000    10%       $.01    $.009       222,222,222
      $3,000,000    10%       $.05    $.045        66,666,666
      $3,000,000    10%       $.01    $.009       333,333,333

     OUR  COMPANY AND ITS AFFILIATES ARE SUBJECT TO CONFLICTS  OF
     INTEREST

     Fred E. Cooper, Anthony J. Feola, Glenn Keeling and Michael
P. Thompson are employed by BICO, and are also officers and/or directors of our affiliates and subsidiaries, Diasense, Inc., Petrol Rem, Inc., ViaCirq, Inc., and Rapid HIV Detection Corp. These people are subject to competing demands and may face conflicts of interest. The good faith and integrity of these members of management is of utmost importance to our business and operations.

     BICO owns 52% of Diasense; 75% of Petrol Rem, 99% of
ViaCirq; and 75% of Rapid HIV Detection Corp. All of these officers own stock or warrants in Diasense, Petrol Rem or
ViaCirq:

          Diasense -Mr. Cooper owns 22,000 shares of stock and warrants to purchase 1,680,045 shares at $.50 to $1 per share; Mr. Feola owns 20,000 shares of stock and warrants to purchase 1 million shares at $.50 per share; Mr. Keeling owns 100,000 shares of stock and warrants to purchase 300,000 shares at $.50 per share; and Mr. Thompson owns warrants to purchase 200,000 shares at $.50 per share.

          Petrol Rem - Mssrs. Cooper and Feola own warrants to purchase 1 million shares of stock at $.10 per share; Mr. Keeling owns warrants to purchase 500,000 shares of stock at $.10 per share; and Mr. Thompson owns warrants to purchase 200,000 shares at $.10 per share.

          ViaCirq - Mr. Cooper owns warrants to purchase 1.25 million shares of stock at $.10 per share; Mr. Feola owns warrants to purchase 750,000 shares of stock at $.10 per share; Mr. Keeling owns warrants to purchase 1.25 million shares of stock at $.10 per share; and Mr. Thompson owns warrants to purchase 100,000 shares of stock at $.10 per share. ViaCirq also has an Incentive Stock Option Plan; although the options have been authorized, the exercise price has not yet been set. Mr. Cooper owns options to purchase 100,000 shares of stock; Mr. Keeling owns options to purchase 125,000 shares of stock; and Mr. Thompson owns options to purchase 10,000 shares of stock.

     Conflicts of interest could arise if one or more of our officers act in a way that benefits them and hurts BICO or another one of our subsidiaries. To protect ourselves, we require that any action that benefits any individual executive officer or director of any of our companies has to be approved by a majority of the disinterested directors. We also make sure that each of our boards of directors includes outside directors - people who are not employees - and those outside directors must approve any action that might present a conflict. For example, if BICO issues warrants or loans money to Mssrs. Cooper, Feola or Keeling, who are BICO directors, BICO's other disinterested directors, including the outside directors, must approve the warrants or loans first. The same policy applies to Diasense, Petrol Rem and ViaCirq. We believe this policy helps avoid conflicts that could hurt us.


     WE DEPEND ON OUR KEY OFFICERS, AND WE WOULD SUFFER IF THEY
LEFT.

     We are dependent upon our key officers: Fred E. Cooper, our CEO; Anthony J. Feola, our COO, Michael P. Thompson, our CFO, and Glenn Keeling, the CEO of ViaCirq. We do not have any key-man life insurance on these men, and our business would suffer if they left for any reason.

     WE  ARE DEPENDENT UPON EMPLOYEES AND INDEPENDENT CONTRACTORS
     WHO ARE DIFFICULT TO REPLACE.

     Because we are developing new technologies, devices and engineering methods, we depend on certain employees and independent contractors who may not devote their full-time efforts to our operations. We depend on some of our employees who have a specific expertise that is not common. We also need independent contractors to assist us in areas where our employees do not have the necessary expertise. If we lose the services of any of these employees or independent contractors and are unable to replace them, our business could suffer.

     WE  SOMETIMES NEED SUPPLIERS AND PARTS THAT ARE DIFFICULT TO
     FIND.

     Our products involve designs that are new, and we often need to have component parts fabricated especially for our experimentation, testing and development. Suppliers for these parts are not always readily available, or available at all, so we have to create the parts in-house. This can result in delays in our development - so far, these delays have not been material
- but we cannot assure you that they won't be material in the future. If we are unable to obtain a supplier or create the necessary parts ourselves, we have to redesign the product, which also results in significant delays. Although we try to minimize our dependence on custom parts when we design products, unforeseeable problems can arise which negatively affect our operations.

     WE HAVE LIMITED COMMERCIAL MANUFACTURING EXPERIENCE, WHICH
     MAKES IT HARDER FOR US TO COMPETE WITH MORE EXPERIENCED
     MANUFACTURERS.

     We have a contractual duty to manufacture our medical devices. We have leased space, which has been modified, for our manufacturing needs, but our current management team has limited experience with large-scale commercial manufacturing. If we are not able to hire the right people, or to provide manufacturing expertise ourselves, we will not be able to successfully manufacture our biomedical devices, even if they are approved for sale in the U.S., or even if we are able to make sales.


     WE  CANNOT  SELL PRODUCTS WITHOUT GOVERNMENT  APPROVAL.   WE
     HAVE BEEN, AND CONTINUE TO BE, INVOLVED IN A LONG, EXPENSIVE
     GOVERNMENTAL  APPROVAL PROCESS THAT WE MUST COMPLETE  BEFORE
     WE CAN SELL OUR PRODUCTS.

     The Food and Drug Administration and other federal and state agencies control many of our products. FDA approval is necessary to market our biomedical products in the U.S. If we do not get approval, we cannot sell our products in the U.S.

     In March 2002, we decided to suspend the clinical trials for our Noninvasive Glucose Sensor. We cannot assure you when, or if, the clinical trials will be resumed and completed. We have suffered significant delays in the FDA approval in the past - those delays occurred for several reasons, including the
following.   The FDA did not give us a decision on the 510(k)
Notification we submitted in 1994 until 1996. In 1996, after the FDA's panel refused to approve our submission, the FDA told us to make a different filing, on a PreMarket Approval Application - known as a PMA. Rather than immediately pursue the PMA, we decided to focus on getting certification to sell our sensor in Europe, which we completed in June 1998. We had serious cash flow problems in 1998, and it delayed all of our projects further. Late in 1998 and early 1999, we started the PMA process. We filed the first module of our PMA in May 1999 and the second module in May 2000. The FDA asked for more information in September 1999, and we responded. Then, in November 1999, the FDA asked for additional information. We finished compiling all that additional information, and in July 2000 we submitted an Investigational Device Exemption to the FDA that included the protocol for our clinical trials. An Investigational Device Exemption is a request to the FDA for approval to conduct clinical trials on a device that is not FDA-approved. Once the FDA approved the protocol for our clinical trials, those trials began in 2000.

     Once we complete our clinical trials, we will submit the data to the FDA. We are working with outside biomedical consultants to help us obtain FDA approval following these clinical trials; however, we cannot assure you when or if that will happen.

     TERRORISM AND OTHER INTERNATIONAL TRAGEDIES

     The tragedy of September 11, 2001 had a profound impact on everything, including the stock market. In addition to the risks we all face of death and property destruction due to acts of terrorism, we also face economic risks as a company. There is no way of knowing whether additional terrorist acts will occur, whether those acts will result in the closing of stock markets and the decline in overall market values, or what those impacts might mean to us.

     IF  WE ARE HIT WITH PRODUCT LIABILITY CLAIMS THAT EXCEED OUR
     INSURANCE, WE WILL HAVE TO PAY THE EXCESS.

     We don't have any current product liability claims against us, but we are engaged in activities that involve testing and selling biomedical devices. These kinds of activities expose us to product liability claims. We currently have $10,000,000 in product liability insurance. If a claim against us is successful and exceeds that amount, we could be liable for the balance.

                 RISKS RELATED TO THIS OFFERING

     OUR  COMMON  STOCK MAY BE VOLITILE, WE DO NOT  TRADE  ON  AN
     ESTABLISHED STOCK EXCHANGE, AND YOU MAY NOT BE ABLE TO  SELL
     YOUR STOCK AT OR ABOVE YOUR PURCHASE PRICE.

     Our stock currently trades on the electronic bulletin board, which is not a formal stock exchange. As a result, it may be more difficult to obtain trading information than if our stock still traded on the Nasdaq. Because our stock price did not meet the Nasdaq Small-Cap market requirements implemented in 1998, we were delisted and we're no longer able to trade there. Although we have maintained acceptable trading volume since we left Nasdaq, we cannot assure you that our trading volume will continue. As a result, you may be unable to sell your stock when you want to sell it. In addition, our stock price has fluctuated significantly, and you may not be able to sell your stock at or above your purchase price when you are ready to sell

     OUR  STOCK  IS  CONSIDERED PENNY STOCK, SO IT'S  SUBJECT  TO
     REGULATIONS  THAT COULD MAKE IT MORE DIFFICULT  FOR  YOU  TO
     SELL YOUR STOCK.

     Our stock is considered penny stock because of its low price. The penny stock low-priced securities regulations could affect the way you sell your stock, and the way our stock is sold. These
regulations   require  broker-dealers  to   disclose   the   risk
associated with buying penny stocks and to disclose their compensation for selling the stock.

     The regulations may have the effect of discouraging brokers from trading our stock. For example, brokers selling our stock have to obtain a written agreement from the purchaser and determine that our stock is a suitable investment for that purchaser. Many brokers will not want to bother with those requirements, so they won't sell our stock, and that could reduce the level of trading activity, making it more difficult for you to sell your stock.

     THE VOLATILITY OF OUR COMMON STOCK COULD EXPOSE US TO
     SECURITIES LITIGATION.

     In the past, following periods of volatility in the market price of a company's securities, securities class action suits have been filed. Due to the historic volatility of our common stock, we may be particularly susceptible to this kind of litigation. If it were to happen to us, the litigation would be expensive and would divert our management's attention from business operations. Any litigation that resulted in a finding of liability against us would adversely affect our business, prospects and financial condition, along with the price of our stock. We have already been the subject of one class action lawsuit, which was filed in 1996. We settled that lawsuit in 2000 for a total of $3,675,000,and we are still making payments to pay that amount. We have paid all but $375,000 of that settlement.


     THE WAY WE SELL AND ISSUE STOCK COULD HAVE AN ANTI-TAKEOVER
     EFFECT.

     We sold convertible preferred stock and we intend to continue to sell stock to raise money to fund our operations. When we issue those additional shares of common stock, either from conversions of preferred stock, or from sales of stock, the stock could be used to oppose or delay a hostile takeover attempt or delay or prevent changes in control or in our management. For example, without further stockholder approval, our board of directors could strategically sell stock to purchasers who would oppose a takeover or a change in our management. Although our sales of stock are based on our business and financial needs, and not on the threat of a takeover, you should be aware that it could have an anti-takeover effect. We are not aware of any takeover attempts, but if a takeover was proposed, it could mean you might be offered a premium for your stock over the market price - but the way we issue and sell our stock could discourage a takeover attempt.


                STOCK COVERED BY THIS PROSPECTUS

Consulting Service Agreement

     On April 5, 2002, we entered into a consulting services agreement with Zubair Kazi. Mr. Kazi will provide consulting services to us regarding distributing our products, stragegic alliances for our products and subsidiaries, evaluating our projects, and corporate structure issues for us and our subsidiaries. We issued Mr. Kazi warrants to purchase 110 million shares of our common stock at $.007 per share in consideration for providing these services, and we've also agreed to register that common stock on his behalf. A copy of the agreement is attached as an exhibit.

Federal Income Tax Effects

     The following discussion applies to the issuance of the stock and is based on federal income tax laws and regulations in effect on December 31, 2001. It does not purport to be a complete description of the federal income tax consequences of the issuance, nor does it describe the consequences of state, local or foreign tax laws that may be applicable. You must consult with your own tax advisor before making any decision regarding our stock.

     If you receive stock as compensation, you must include in your gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. If you are a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934, your stock is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. Your rights are treated as transferable if and when you can sell, assign, pledge or otherwise transfer any interest in the stock to any person. If you would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 and the stock will be currently transferable and not subject to a substantial risk of forfeiture, you would be obligated to include in gross income the fair market value of the stock.

Restrictions Under Securities Laws

     The sale of the stock must be made in compliance with federal and state securities laws. Although we don't plan to issue stock from the plan to our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, you should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% and greater stockholders may also be subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.


                      PLAN OF DISTRIBUTION

     The stock covered by this prospectus may be distributed from time to time by the selling stockholders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholder in connection with sales of securities.

     The selling stockholders may sell the stock in one or more of the following methods, which may include crosses or block transactions:

               through the "pink sheets", on the over-the-counter Bulletin Board, or on such exchanges or over-the-counter markets on which our stock may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

               in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling stockholder to its partners or members, subject to rules relating to sales by affiliates;

               through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares; or

               through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

     Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     In making sales, brokers or dealers used by the selling stockholders may arrange for other brokers or dealers to participate. The selling stockholders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

     At the time a particular offer of the securities is made by or on behalf of the selling stockholders, to the extent required, a prospectus is to be delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling stockholders, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     Sales of securities by the selling stockholders and us or even the potential of these sales may have a negative effect on the market price for shares of our common stock. You should carefully review the Risk Factors section that begins on the 2nd page of this prospectus.

                    DESCRIPTION OF SECURITIES

     Our authorized capital currently consists of 4 billion shares of common stock, par value $.10 per share and 500,000 shares of cumulative preferred stock, par value $10.00 per share.

   Preferred Stock

     Our Articles of Incorporation authorize the issuance of a maximum of 500,000 shares of cumulative convertible preferred stock, and authorize our board of directors to define the terms of each series of preferred stock. In 2001 and 2002, our board of directors authorized the creation of five new series of convertible preferred stock - series G, H, I, J and K. The certificates of designation for each series - the corporate document that defines the terms of those series of preferred stock - are all filed as exhibits to this registration statement. As of March 29, 2002 we had a total of 32,280 shares of our preferred stock outstanding, as follows:

     10,530 shares of Series G
      2,000 shares of Series H
      4,000 shares of Series I
        750 shares of Series J
     15,000 shares of Series K

     None of our convertible preferred stock is secured by any of our assets. Each share of our preferred stock has a designated value of $500 per share. There is no minimum conversion price, so the lower the bid price of our stock, the more shares we will need to issue when our preferred stock is converted - there is no limit on the number of shares of our common stock that our preferred stock can be converted into. This means that, if our stock price is low, the preferred stockholders could own a large percentage of our outstanding common stock - except that they have each agreed not to own more than 5% of our common stock at any one time. We only sold our preferred stock to accredited investors. We can redeem our preferred stock. This prospectus includes common stock that we will issue when our preferred stock is converted. You should carefully review our Risk Factors section for more risks associated with our preferred stock, and the impact of conversions on your stock.

     Each series of preferred stock has its own minimum holding period and each series defines its conversion price. Copies of our preferred stock documents are attached to this prospectus as exhibits.

     Our series G preferred stock has a minimum holding period of the earlier of: 60 days from issuance or the date this registration statement is declared effective by the SEC. The series G preferred is convertible into our common stock at a 24% discount to the 5-day average of our closing bid price immediately prior to conversion.

     Our series H preferred stock has a minimum holding period of the earlier of: 75 days from issuance or 35 days after the date this registration statement is declared effective by the SEC. The series H is convertible into our common stock at a 20% discount to the 5-day average of our closing bid price immediately prior to conversion.

     Our Series J preferred stock has a minimum holding period of 30 days from issuance and is convertible into our common stock at a 20% discount to the 5-day average of our closing bid price immediately prior to conversion.

     We raised a total of $6,640,000 from selling our series G, H and J preferred stock.

     We issued 4,000 shares of our series I preferred stock to Mr. and Mrs. Farrell Jones as part of a renegotiation and settlement of amounts due in connection with our purchase of ICTI back in 1998. Even though we wrote off that entire investment, we still owed the Joneses a total of $5,450,348. In December 2001, we finalized an agreement with the Joneses to decrease the amount owed to a total of $2,887,500. Of that total, $2 million was applied when we issued them the 4,000 shares of series I preferred stock. The series I preferred is convertible at any time into our common stock based on the 5-day average of our
closing bid price immediately prior to conversion.   None of the
series I has been converted to date. We don't have any other relationship with the Joneses other than these remaining issues from the ICTI transaction. You should review our management's discussion and analysis section for more information on the settlement with the Joneses.

     In February 2002, we accepted a $25 million funding commitment from J.P. Carey Asset Management, LLC, a Georgia corporation. The initial funding from this commitment is through J.P. Carey Asset Management's purchase of $7.5 million of our
Series K preferred stock.   We will not begin to receive that
money it until the registration statement covering the shares of common stock is declared effective by the SEC. We agreed to register the underlying common stock for them, and that stock is included in a registration statement and prospectus we filed On April 1, 2002. We will receive funds, about once a month, based on the following formula. Based on that formula, we would have received about $1 million in April 2002. If our stock price and/or our trading volume decrease, we would have to request less.

     First, compute the daily trading value for our stock: the closing bid price times that days' volume

     Second, compute that daily trading value for the 22 trading days prior to conversion

     Third, take the average of those 22 days trading value

     Finally, multiply that 22-day average by 6.

     The conversion price for the Series K preferred is based on a 10% discount to the average of the lowest 3 consecutive closing bid prices during the 22 days prior to conversion. For example, if conversion had occurred on April 10, 2002, it would have been at a 10% discount to the average closing bid prices on April 5, 8 and 9, 2002. That price, after the discount, would be $0.0126 per share. If our stock price drops, the conversion price per share will also drop.

Common Stock

     Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of the directors, and the holders of the remaining common stock would not be able to elect any of the directors. Subject to preferences that may be applicable to the holders of our preferred stock, if any, the holders of our common stock are entitled to receive dividends that may be declared by our board of directors.

     In the event of a liquidation, dissolution or winding up of our operations, whether voluntary or involuntary, and subject to the rights of any preferred stockholders, the holders of our common stock would be entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to our stockholders. The holders of our common stock have no preemptive, redemption, conversion or subscription rights. As of December 31, 2001, we had 2,450,631,111 shares of our common stock outstanding.

Dividends

     We have not paid cash dividends on our common stock, with the exception of 1983, since our inception. We do not anticipate paying any dividends at any time in the foreseeable future. We expect to use any excess funds generated from our operations for working capital and to continue to fund our various projects.

     Our Articles of Incorporation restrict our ability to pay cash dividends under certain circumstances. For example, our board can only declare dividends subject to any prior right of our preferred stockholders to receive any accrued but unpaid dividends. In addition, our board can only declare a dividend to our common stockholders from net assets that exceed any liquidation preference on any outstanding preferred stock.

Employment Agreement Provisions Related to Changes in Control

     We have employment agreements with change in control provisions with the following officers: Fred E. Cooper, Anthony
J. Feola, Glenn Keeling and Michael P. Thompson. The agreements provide that in the event of a "change of control," we must: issue to Mr. Cooper shares of common stock equal to 5%; issue to Mr. Feola 4%; issue to Mr. Keeling 3%; and issue to Mr. Thompson 2% each of our outstanding shares of common stock. For purposes of these agreements, a change of control is deemed to occur: when 20% or more of our outstanding voting stock is acquired by any person; or when 1/3 or more of our directors are not continuing directors, as defined in the agreements; or when a controlling influence over our management or policies is exercised by any person or by persons acting as a group within the meaning of the federal securities laws.

Warrants

     As of December 31, 2001, we had outstanding warrants - most of which are not currently exercisable - to purchase 96,136,560 shares of our common stock. These warrants have exercise prices ranging from $.015 to $3.20 per share and expiration dates through December 4, 2006, and are held by members of our scientific advisory board, certain employees, officers, directors, loan guarantors, and consultants. As of December 31, 2001, many of our outstanding warrants were not currently exercisable - 82,746,898 warrants were subject to a lock-up arrangement where the warrant holders agreed not to exercise them until August 2002.

     Holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of our common stock for any purpose until the warrant holder properly exercises the warrant and pays the exercise price.

Transfer Agent

     Mellon Investor Services in New York, New York acts as our
Registrar and Transfer Agent for our common stock. We act as our own registrar and transfer agent for our preferred stock and warrants.

                             EXPERTS

     Our consolidated financial statements as of December 31, 2001, 2000 and 1999, all of which included an explanatory paragraph referring to an uncertainty regarding our ability to continue as a going concern, incorporated by reference in this prospectus, have been audited by Goff Backa Alfera & Company, LLC, independent certified public accountants, as stated in their report for the year ended December 31, 2001 and have been included in reliance upon that report given upon the authority of that firm as experts in auditing and accounting.


           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We may agree to the terms and conditions upon which any director, officer, employee or agent accepts an office or position with us and in our By-laws, by contract or in any other manner we may agree to indemnify and protect our directors, officers, employees or agents, or any person who serves at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the corporate laws of the Commonwealth of Pennsylvania (including, without limitation, the statutes, case law and principles of equity). If the laws (including without limitation, the statutes, case law or principles of equity, as the case may be) of the Commonwealth of Pennsylvania are amended or changed to permit or authorize broader rights of indemnification to any of the persons referred to in the immediately preceding sentence, then we shall be automatically authorized to agree to indemnify such respective persons to the fullest extent permitted or authorized by such law, as so amended or changed, without the need for amendment or modification of our articles of incorporation and without further action by our directors or stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

                             PART II

         INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3.   Incorporation of Documents by Reference

     The documents listed below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

     The following documents filed by us with the Commission are incorporated herein by reference and made a part hereof:

     Our Annual Report on Form 10-K for the fiscal year ended
      December 31, 2001.
     Our Form 8-K filed April 4, 2002.
     Our Form 8-K filed April 9, 2002.

     All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

     We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to: Shareholder Relations Department, BICO, Inc., 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220, by telephone at 412-429-0673 or by fax at 412-279-1367.



ITEM 4.   Description of Securities

     A description of BICO's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5.   Interests of Named Experts and Counsel

     Sweeney & Associates, P.C. of Pittsburgh, PA, our securities counsel, will pass on the validity of the shares in this offering. M. Kathryn Sweeney owns warrants to purchase 3 million shares of our common stock at $.05 per share until May 26, 2006; and warrants to purchase 200,000 shares of Diasense, Inc., one of our affiliates, at $.50 per share until April 23, 2006. Thomas
E. Sweeney, Jr., Esq., a former partner, currently holds approximately 5,000 shares of our common stock and warrants to purchase the following shares of Diasense, Inc., one of our affiliates: 40,000 shares at $.50 per share until October 23, 2003 and 60,000 shares at $1.00 per share until January 6, 2003.

ITEM 6.   Indemnification of Directors and Officers

     We  may  agree  to the terms and conditions upon  which  any director, officer, employee or agent accepts an office or position with the Company and in our By-laws, by contract or in any other manner we may agree to indemnify and protect our directors, officers, employees or agents, or any person who serves at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the corporate laws of the Commonwealth of Pennsylvania (including, without limitation, the statutes, case law and principles of equity). If the laws (including without limitation, the statutes, case law or principles of equity, as the case may be) of the Commonwealth of Pennsylvania are amended or changed to permit or authorize broader rights of indemnification to any of the persons referred to in the immediately preceding sentence, then we shall be automatically authorized to agree to indemnify such respective persons to the fullest extent permitted or authorized by such law, as so amended or changed, without the need for amendment or modification of our Articles of Incorporation and without further action by our Directors or stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

ITEM 7.   Exemption From Registration Claimed

     Inasmuch as the recipients of the stock are knowledgeable and sophisticated, and had access to relevant information pertaining to the Company and had the ability to fend for themselves, the issuance was exempt from registration under the Securities Act of 1933 by reason of Section 4(2) of that act.

ITEM 8.   Exhibits

     5.1  Opinion of Counsel*
     10.4 Consulting Agreement with Zubair Kazi*
     23.1 Consent of Independent Certified Public Accountant*

*Filed herewith

ITEM 9.   Undertakings


     1. To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

          (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or  in  the  aggregate,  represent a fundamental  change  in  the
information   set   forth   in   the   registration    statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range (if any) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act against such liabilities (other than the payment by the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration Statement to be signed on its behalf by the undersigned on April 17, 2002.

                         BICO, INC.

                         By:  /s/ Fred E. Cooper
                              Fred. E. Cooper, director, CEO,
                              (principal executive officer)
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Fred E. Cooper his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

     Signature                     Title                    Date

/s/ Anthony J. Feola               senior vice president,   April 17, 2002
Anthony J. Feola                   director

/s/ Michael P. Thompson            principal accounting
Michael P. Thompson                officer, principal
                                   financial officer        April 17, 2002

/s/ Glenn Keeling                  director                 April 17, 2002
Glenn Keeling

/s/ Stan Cottrell                  director                 April 17, 2002
Stan Cottrell

/s/ Paul W. Stagg                  director                 April 17, 2002
Paul W. Stagg

                                         EXHIBIT 5.1

                   SWEENEY & ASSOCIATES, P.C.
                        7300 Penn Avenue
                      Pittsburgh, PA  15208
                         (412) 731-1000
                    Facsimile: (412) 731-9190

                         April 17, 2002

BICO, Inc.
2275 Swallow Hill Road
Building 2500
Pittsburgh, Pennsylvania 15220

          Re:  BICO (the "Company") Registration Statement on
          Form S-8

Gentlemen:

     This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration for public sale of up to 110,000,000 shares of common stock, $.10 par value ("Common Stock") to be issued by the Company pursuant to the attached Consulting Services Agreement with Zubair Kazi.

     In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the various issuances; (c) the Registration Statement and the exhibits thereto; and (d) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

     Based upon and in reliance of the foregoing, we are of the opinion that the shares of Common Stock, when issued in accordance with the terms of the Consulting Services Agreement with Mr. Kazi, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Sincerely,


                                        /s/ Sweeney & Associates, P.C.
                                        SWEENEY & ASSOCIATES P.C.


                                                       EXHIBIT 10.4

                  CONSULTING SERVICES AGREEMENT

     THIS CONSULTING SERVICES AGREEMENT (the "Agreement") is made and entered into this 5th day of April, 2002, by and between BICO, Inc., a Pennsylvania corporation (the "Company"), with its principal place of business at 2275 Swallow Hill Road, Building 2500, Pittsburgh, PA 15220, and Zubair Kazi (the "Consultant"), an individual having his principal place of business at 30 Dronningens Gade, Suite B30, St. Thomas, USVI 00802.

                        R E C I T A L S:

     WHEREAS, the Company desires to retain the Consultant to provide certain consulting services as hereinafter specifically set forth.

     WHEREAS,   the  Consultant  desires  to  provide   certain
consulting services to the Company in accordance with the terms and conditions contained hereinafter.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.     Consulting  Services.   During  the  term  of  this
Agreement, the Consultant is hereby retained by the Company to provide consulting services to the Company including distribution of its products; strategic alliances for its products and projects; assistance in evaluating its products and projects; structuring its subsidiaries and operations; and other corporate structure matters. Unless otherwise agreed to by the Consultant, all services hereunder shall be performed by the Consultant, in his sole discretion, at his principal place of business or other offices. Notwithstanding anything contained herein to the contrary, the services to be performed by the Consultant hereunder may be performed by any consultant to the Consultant who is reasonably qualified to perform such services.

     2. Compensation. As full and complete consideration for the performance of services hereunder, the Company shall issue the Consultant warrants to purchase 110 million shares of the Company's common stock at $.007 per share for a period of three months. The common stock underlying such warrants is referred to herein as the "Compensation Shares".

     3. Registration of Compensation Shares. As a material inducement to Consultant to accept the engagement hereunder, the Company has agreed to register the Compensation Shares under the Securities Act of 1933, as amended, or to include the Compensation Shares in an existing registration statement so as to permit the public resale thereof.

     4.    Representations and Warranties of the  Company.   The
Company represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action; that the Company has the full right, power and capacity to execute and deliver this Agreement and perform its obligations hereunder; that the execution and delivery of this Agreement and the performance by the Company of its obligations pursuant to this Agreement do not constitute a breach of or a default under any agreement or instrument to which the Company is a party or by which it or any of its assets are bound; and that this Agreement, upon execution and delivery of the same by the Company, will represent the valid and binding obligation of the Company enforceable in accordance with its terms. The representations and warranties set forth herein shall survive the termination of this Agreement.

     5. Representations and Warranties of the Consultant. The Consultant represents and warrants hereunder that the Consultant has the full right, power and capacity to execute and deliver this Agreement and perform his obligations hereunder; that the execution and delivery of this Agreement and the performance by the Consultant of his obligations pursuant to this Agreement do not constitute a breach of or a default under any agreement or instrument to which the Consultant is a party; and that this Agreement, upon execution and delivery of the same by the Consultant, will represent the valid and binding obligation of the Consultant enforceable in accordance with its terms. The representations and warranties set forth herein shall survive the termination of this Agreement.

     At all times during the term of this Agreement, Consultant is and shall be an independent contractor in providing the consulting services hereunder, with the sole right to supervise, manage, operate, control, and direct the performance incident to such services. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever as partner, joint venturer, employer, employee, principal, or agent for either the Company or Consultant with respect to the indebtedness, liabilities, or obligations of each other or of any other person or entity. No specific performance is being guaranteed by the Consultant.

     6.    Indemnification.   The  Company  hereby  agrees   to
indemnify, defend and hold harmless the Consultant, his agents, affiliates and consultants, and their successors and assigns from and against any and all claims, damages, losses, liability, deficiencies, actions, suits, proceedings, cost, or legal expenses (collectively the "Losses") arising out of or resulting from: (i) any breach of a representation, warranty or covenant by the Company contained in this Agreement; or (ii) any activities or services performed hereunder by the Consultant, unless such Losses were the result of the intentional misconduct or gross negligence of the Consultant; or (iii) any and all costs and expenses (including reasonable attorneys' and paralegals' fees) related to the foregoing.

     7. Confidentiality. The Consultant agrees that all non-public information pertaining to the prior, current or contemplated business of the Company constitutes valuable and confidential assets of the Company. Such information shall include, without limitation, information relating to customer lists, bidding procedures, intellectual property, patents, trademarks, trade secrets, financing techniques and sources and such financial statements of the Company as are not available to the public. Consultant shall hold all such information in trust and confidence for the Company and shall not use or disclose any such information for other than the Company's business and shall be liable for damages incurred by the Company as a result of the use or disclosure of such information by Consultant, his agents or affiliates, for any purpose other than the Company's business, except (i) where such information is publicly available or later becomes publicly available other than through a breach of this Agreement, or (ii) where such information is subsequently lawfully obtained by Consultant from a third party or parties, or
(iii) if such information is known to Consultant prior to the execution of this Agreement, or (iv) as may be required by law. The Consultant acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of this paragraph would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company.

     8.    Termination,  Amendment or  Assignment.   Either  the
Company or the Consultant may terminate this Agreement with 30 days' written notice to the other party. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought. This Agreement is not assignable by the Consultant without the prior written consent of the Company, which such consent may not be forthcoming.

     9. Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the day when delivered in person or transmitted by confirmed facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other address as any party hereto shall designate to the other for such purpose in the manner herein set forth.

     All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid, to the addresses set forth below:

          (a)  If to the Company, to:

               BICO, Inc.
               2275 Swallow Hill Road
               Bldg. 2500, 2nd Floor
               Pittsburgh, PA  15220
            Attention:  Fred E. Cooper
            Facsimile Number:  (412) 429-0334
            Phone Number: (412) 429-0673

          (b)  If to Consultant, to:

            Zubair Kazi
            30 Dronningens Gade
            Suite B30
            St. Thomas, USVI  00802
            Facsimile Number:  ______________
            Phone Number:  _____________

     Each such notice shall be deemed to have been given (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone or facsimile machine-generated confirmation), or on the third day following the date of mailing, if mailed in accordance with this section, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made). Any notice, request, demand, or other communication given otherwise than in accordance with this section shall be deemed to have been given on the date actually received. Any party may change its address for purposes of this section by giving written notice of such change to all other parties in the manner herein above provided.

     10. Entire Agreement. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

     11.    Severability.    The  invalidity,   illegality   or
unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

     12. Construction and Enforcement. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without the application of the principles of conflicts of laws

     13. Binding Nature, No Third Party Beneficiary. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns, and is made solely and specifically for their benefit. No other person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

     14. Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   COMPANY
                                   BICO, INC.

                                   By: /s/ Fred E. Cooper
                                   Fred E. Cooper, President

                                   CONSULTANT


                                   /s/ Zubair Kazi
                                   Zubair Kazi

                                                  EXHIBIT 23.1



        CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated February 28, 2002, except for Note S, for which the date is March 29, 2002, accompanying the consolidated financial statements of BICO, Inc., formerly Biocontrol Technology, Inc. and subsidiaries appearing in the 2001 Annual Report on Form 10-K for the year ended December 31, 2001. We consent to the incorporated by reference in this Registration Statement of the aforementioned report and to the use of our name, as it appears under the caption "EXPERTS". Our report on the consolidated financial statements referred to above includes an explanatory paragraph, which discusses going concern considerations as to BICO, Inc.


/s/ Goff Backa Alfera & Company, LLC

Pittsburgh, Pennsylvania

April 17, 2002